Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®
The Capital Grille® Bahama Breeze® Seasons 52®
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Rich Jeffers	(407) 245-4189

FOR RELEASE

January 21, 2009

4:30 PM ET

DARDEN RESTAURANTS TO HOLD ANALYST AND INVESTOR MEETING,

WILL REAFFIRM FISCAL YEAR 2009 SALES AND

DILUTED NET EARNINGS PER SHARE GUIDANCE

ORLANDO, FL, January 21 – Darden Restaurants, Inc. (NYSE: DRI) will webcast its 2009 Analyst and Investor Meeting on January 22 and 23, 2009. During the meeting, the Company will present financial information, a detailed update for each of the brands and the Company’s outlook regarding the full-service restaurant industry. In addition, the Company will reaffirm its fiscal year 2009 sales and diluted net earnings per share guidance provided in December 2008. At that time, the Company stated that it expected combined U.S. same-restaurant sales declines in fiscal 2009 of approximately -1.25% to -2.25% for Red Lobster, Olive Garden and LongHorn Steakhouse (which reflects anticipated declines of approximately -2% to -4% in the second half of the fiscal year), and that it expected to open approximately 70 net new restaurants in fiscal 2009. As a result, the Company expects total sales growth of between 8% and 9% in fiscal 2009, compared to reported sales from continuing operations of $6.63 billion in fiscal 2008. This total sales growth includes the approximate two percentage point impact of a 53rd week in fiscal 2009; excluding the 53rd week, the expected total sales growth would be approximately 6% to 7%.

In December 2008, the Company also stated that it anticipates reported diluted net earnings per share declines from continuing operations of -1% to -6% in fiscal 2009, which includes the impact of the 53rd week. This compares to reported diluted net earnings per share from continuing operations of $2.55 in fiscal 2008. The additional week is expected to contribute approximately two percentage points, or $0.06 per diluted share, of growth in fiscal 2009. Excluding the estimated integration costs and purchase accounting adjustments of approximately 19 cents in fiscal 2008, net earnings from continuing operations were $2.74 per diluted share. In fiscal 2009, these costs and adjustments are estimated to be approximately eight cents per diluted share. Excluding the impact of these costs and adjustments for both fiscal 2008 and fiscal 2009, the Company expects diluted net earnings per share declines of -5% to -10% on a 53-week basis.

On Thursday, January 22, the webcast will begin at 3:00 p.m. ET and end at 5:00 p.m. ET. Please go to http://www.videonewswire.com/event.asp?id=52628 to access Thursday’s webcast.

On Friday, January 23, the webcast will begin at 8:00 a.m. ET and end at 11:30 a.m. ET. Please go to http://www.videonewswire.com/event.asp?id=52630 to access Friday’s webcast.

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The archived webcasts will also be available on the home page of the Company’s website www.darden.com through February 23, 2009. The subjects to be covered may include other forward-looking information, such as the outlook for the current month, quarter or subsequent fiscal year. Participants at the meeting may pose questions to management and in response the Company may disclose additional material information.

Darden Restaurants, Inc. (NYSE: DRI), headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates over 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, the loss of or difficulties in recruiting key personnel, information technology failures, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt, a failure of our internal controls over financial reporting, disruptions in the financial markets, possible impairment of goodwill or other assets and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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